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                    May 21, 2024

       Christopher Senner
       Executive Vice President and Chief Financial Officer
       EXELIXIS, INC.
       1851 Harbor Bay Parkway
       Alameda, CA 94502

                                                        Re: EXELIXIS, INC.
                                                            Form 10-K for the
Year Ended December 29, 2023
                                                            Filed February 6,
2024
                                                            File No. 000-30235

       Dear Christopher Senner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences